 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  July 5, 2007
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

New Brunswick Technology Center

100 Jersey Avenue, Building B, Suite 310
New Brunswick, New Jersey 08901-3279
(Address of Principal Executive Offices)

(732) 247-3300
Registrant's telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/_/	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
/_/	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
/_/	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
/_/	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Effective July 5, 2007 the Board of Directors appointed Dr. Robert Swift to serve as Chairman of the Board of Directors of the Company, interim CEO and interim President of the Company.  Effective as of such appointment, Dr. Ramesh Pandey, the former Chairman of the Board of Directors, CEO and President of the Company no longer serves as an officer of the Company or Chairman of the Board of Directors, but continues to serve on its Board of Directors.  No arrangements for compensation to Dr. Swift have been made by the Company as of this date regarding the increased levels of responsibility set forth above.

Dr. Swift received his Ph.D. in biochemistry from Michigan State University and his M.B.A. in finance from Indiana University.  He has 15 years of experience in molecular biology, cancer research, biopharmaceuticals and medical devices and over ten years of experience with Eli Lilly and Company involved in drug research and pre-clinical development.  He has worked as a biotechnology analyst and an investment banker for 5 years and was Director of Research in Life Sciences at C.E. Unterberg, Towbin.  In 2001 he joined Origin Capital Management and was co-portfolio manager until 2004.  He has served as a private investor and health care consultant since that time to the present.  As noted in a previously filed Form 8-K, in connection with the Company's private offering of Units comprised of convertible debentures and warrants in April, 2007, Dr. Swift purchased $100,000 of Units and assisted Basu Capital in performance of advisory services with respect to the corresponding Securities Purchase Agreement, for which he was compensated with : (i) $56,400 in cash from the proceeds paid by the Company to Basu Capital; and (ii) an allocation of options to purchase up to 17,908,914 shares of the Company's common stock at $0.001 per share, expiring April 4, 2009, from the options allocated to Basu Capital in connection with the performance of its advisory services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xechem International, Inc.

  /s/Robert Swift
By:       Robert Swift CEO

Dated:  July 10, 2007